Exhibit 10.3

AMENDMENT NO. 2 TO THE

LICENSE AND OPTION AGREEMENT

THIS AMENDMENT NO. 2 TO THE LICENSE AND OPTION AGREEMENT (“Amendment”) is made and entered into as of December 6, 2002, by and among GeneSoft Pharmaceuticals, Inc., a Delaware corporation (the “GS”), and LG Life Sciences, Ltd., a corporation organized under the laws of the Republic of Korea (“LGLS”). Capitalized terms not otherwise defined in this Amendment shall have the meaning given them in that certain License and Option Agreement by and among GS and LGLS dated as of October 22, 2002 (the “Agreement”).

RECITALS

WHEREAS, each of GS and LGLS deem it advisable to enter into this Amendment to amend certain of the payment obligations under the Agreement;

NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, GS and LGLS hereby agree as follows:

1. Section 10.1 of the Agreement shall be amended and restated in its entirely to read as follows:

“License Fee. Within 45 days following the Effective Date GS shall: (i) pay to LGLS a non-refundable license fee of $2.5 million, (ii) issue to LGLS a promissory note with a principal amount of three million dollars ($3,000,000) in the form attached hereto as Exhibit A (the “Note”) and (iii) deliver to LGLS 4,749,659 fully-paid up and non-assessable shares of GS common stock (the “Shares”). GS represents and warrants that the Shares represent 14.0 percent of the total equity of GS on October 22, 2002, calculated on a fully diluted basis. The rights and further characteristics of the Shares (including, without limitation, certain anti-dilution rights) are as set forth in the Stock Purchase Agreement and related documents attached hereto as Schedule 10.1.”

2. Section 13.2 of the Agreement shall be amended and restated in its entirety to read as follows:

“Termination for Material Breach. Subject to the last sentence of this Section 13.2, if either Party materially breaches this Agreement at any time, which breach is not cured within ***** days of notice thereof from the non-breaching Party, the non-breaching Party shall have the right to terminate this Agreement on notice to the Party in breach following the expiration of such cure period; provided, however, that if the Party alleged to be in breach shall have invoked the dispute resolution mechanism of Article 15 prior to the expiration of such cure period then termination shall not be effective until the sooner of abandonment of such proceedings by the Party alleged to be in breach or completion of the dispute resolution proceedings and a non-appealable finding in arbitration in favor of the non-breaching Party. Notwithstanding the foregoing, if GS fails to make any payment of principal and interest

*	Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

required by the terms of the Note on the date on which such payment is due, which failure (a “Payment Failure”) is not cured within 2 business days of notice thereof from LGLS, LGLS shall have the right to terminate this Agreement on notice to GS following the expiration of such cure period and GS shall have no right to invoke the dispute resolution mechanism set forth in Article 15 hereof with regard to or in connection with such Payment Failure.”

3. Section 15.1 of the Agreement shall be amended and restated in its entirety to read as follows:

“Disputes. Except as set forth in Section 13.2 above, as amended, all disputes arising between the Parties hereunder or with respect to this Agreement shall be resolved solely as provided in this Article 15. Any such dispute that the Parties are unable to resolve directly may be referred by either Party to the Steering Committee for resolution. If the Steering Committee is unable to resolve such dispute within 30 days after referral, either Party may, on notice to the other, have such dispute referred to the CEOs of LGLS and GS for attempted resolution by good faith negotiation. If such individuals are unable to resolve such dispute within 30 days after referral, then either Party may thereafter seek to resolve the dispute through arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with such rules, in English. The place of arbitration shall be London, England.”

4. This Amendment shall be governed by and construed under the substantive laws of the State of California, without regard to conflicts of law principles.

5. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6. This Amendment, when executed by GS and LGLS, shall be binding upon each of GS and LGLS and each of their successors and assigns.

7. The Agreement and this Amendment and the documents referred to therein and herein constitute the entire agreement between the parties hereto pertaining to the subject matter thereof and hereof.

8. Except as modified hereby, all other terms and provisions of the Agreement are hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

GENESOFT PHARMACEUTICALS, INC.

	By:	/s/ David B. Singer
	Name:	David B. Singer
	Title:	Chairman and CEO

Address:	7300 Shoreline Court
South San Francisco, CA, USA 94080

LG LIFE SCIENCES, LTD.

	By:	/s/ Heung Joon Yang
	Name:	Heung Joon Yang
	Title:	President and CEO

Address:	LG Twin Tower
20 yoido-dong, Youngdungopo-gu
Seoul, 150-721, Republic of Korea